Exhibit 99.3

News Release

FOR IMMEDIATE RELEASE

ARIAD’S INVESTIGATIONAL MEDICINE BRIGATINIB DEMONSTRATES 54

PERCENT CONFIRMED OBJECTIVE RESPONSE RATE AND 12.9-MONTH

MEDIAN PROGRESSION-FREE SURVIVAL IN ALTA STUDY

~ 67 Percent Confirmed Intracranial Objective Response Rate

in Patients with Measurable Brain Metastases

~ Data from Pivotal Study in Refractory ALK Positive

Non-Small Cell Lung Cancer Patients

~ Investor and Analyst Webcast to be Held at the 2016 ASCO Meeting Today at 7 a.m. CT

Cambridge, MA, June 6, 2016 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical data on brigatinib, its investigational anaplastic lymphoma kinase (ALK) inhibitor, from the pivotal ALTA trial in patients who had experienced disease progression on crizotinib therapy. The data show that, of patients on the 180 mg regimen (Arm B) with a median follow-up of 8.3 months, 54 percent achieved a confirmed objective response, the trial’s primary endpoint. In this arm, the median progression free survival (PFS) exceeded one year (12.9 months) in this post-crizotinib setting. Additionally, a 67 percent confirmed intracranial objective response rate (ORR) was achieved in patients with measurable brain metastases. These data will be presented today, for the first time, at the Annual Meeting of the American Society of Clinical Oncology (ASCO), reflecting an additional 12 weeks of patient follow up and new data on central nervous system (CNS) activity compared to the abstract released last month.

“Most patients with ALK-positive non-small cell lung cancer who are treated with crizotinib eventually experience disease progression, often due to acquired ALK resistance mutations or metastases in the central nervous system,” said presenting author Dong-Wan Kim, M.D., Ph.D., head of the Cancer Clinical Trials Center at the Seoul National University Hospital in South Korea. “For these patients, we are very excited by the brigatinib ALTA trial data, which showed compelling efficacy and safety data, including complete responses and activity in the CNS.”

The ALTA trial

The primary endpoint of the ALTA (ALK in Lung Cancer Trial of AP26113) trial is investigator-assessed confirmed objective response rate (ORR) as measured by the

Response Evaluation Criteria in Solid Tumors (RECIST). Key secondary endpoints include progression free survival (PFS), confirmed ORR assessed by an independent review committee (IRC), CNS response (IRC-assessed intracranial ORR and PFS), overall survival, safety and tolerability. Brigatinib was granted the U.S. Food and Drug Administration (FDA) Orphan Drug designation for ALK+ non-small cell lung cancer (NSCLC) and the FDA Breakthrough Therapy designation for the treatment of patients with ALK+ non-small cell lung cancer (NSCLC) that is resistant to crizotinib.

The trial enrolled 222 patients with ALK+ NSCLC who had been treated with and experienced disease progression on crizotinib. Patients were randomized one-to-one to receive either 90 mg of brigatinib once per day (QD) (Arm A), or 180 mg QD with a seven day lead-in at 90 mg QD (Arm B).

In addition, patients were stratified by the presence of brain metastases at baseline and best response to prior crizotinib.

Key Data from the ALTA Trial

Brigatinib Efficacy and Safety in ALK+ NSCLC Patients:

Data as of February 29, 2016

•	A total of 222 patients with ALK+ NSCLC treated with prior crizotinib therapy were randomized in the study (110 patients in Arm B at the 180 mg dose level with 7-day lead-in at 90 mg and 112 patients in Arm A at the 90 mg dose level). The last patient enrolled in the study in September 2015.

•	The median follow-up was 8.3 months in Arm B (range 0.1–20.2) and 7.8 months in Arm A (range 0.1–16.7).

•	Investigator-assessed confirmed ORR in Arm B was 54 percent, including four complete responses. Confirmed ORR in Arm A was 45 percent, including one complete response.

•	Responses in Arm B included a confirmed partial response in a patient with the ALK kinase domain G1202R mutation at baseline, which is associated with resistance to all approved tyrosine kinase inhibitors (TKIs).

•	Median PFS was 12.9 months and 9.2 months in Arm B and Arm A, respectively. Probability of overall survival (OS) at 1-year was 80 percent and 71 percent in Arm B and Arm A, respectively.

•	An evaluation of the efficacy of brigatinib in ALK+ NSCLC patients with intracranial CNS metastases at baseline was also included in the ASCO presentation.

¡	In an independent central review of brain magnetic resonance imaging (MRI) scans, 18 patients in Arm B and 25 patients in Arm A were identified as having measurable CNS metastases at baseline.

¡	Among patients with measurable CNS metastases at baseline, the IRC-assessed confirmed intracranial ORR was 67 percent (12/18) in Arm B and 36 percent (9/25) in Arm A; among the subset of patients with measurable, active brain metastases, confirmed intracranial ORR was 73 percent (11/15) in Arm B and 36 percent (7/19) in Arm A. Measurable, active brain metastases are defined as having had no prior radiotherapy or progression following radiotherapy.

¡	Median intracranial PFS for patients with intracranial CNS metastases at baseline was not yet reached in Arm B and was 15.6 months in Arm A.

•	The most common treatment-emergent adverse events (TEAEs; ≥ 25% of all patients, [Arm B/A]), regardless of relationship to treatment, were nausea (40%/33%), diarrhea (38%/19%), cough (34%/18%), and headache (27%/28%).

•	TEAEs, ≥ grade 3, occurring in ≥ 5 percent of all patients (Arm B/A), were increased blood creatine phosphokinase (9%/3%) and hypertension (6%/6%).

•	A subset of pulmonary adverse events with early onset (median: Day 2; range: Day 1-9) occurred in 6 percent of all patients (≥ grade 3 in 3% of patients); no such events with early onset occurred after dose escalation to 180 mg QD in Arm B.

•	Discontinuations and dose reductions due to AEs (Arm B/A) were 8 percent/3 percent and 20 percent/7 percent, respectively. Discontinuations due to progressive disease (Arm B/A) were 17 percent and 30 percent.

“The ALTA trial data support our planned NDA submission with a recommendation for dosing with 180 mg once daily following a seven-day lead-in at 90 mg. We are on track for submission in the third quarter,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “We believe brigatinib’s antitumor activity both on disease in the lungs and in the central nervous system, safety profile, and once-daily dosing regimen taken with or without food, provide the potential for brigatinib to be an important new therapeutic option for the crizotinib-resistant patient population.”

Investor and Analyst Briefing and Webcast

A breakfast meeting featuring D. Ross Camidge, M.D., Ph.D., director of thoracic oncology at the Colorado University Cancer Center, to review the updated brigatinib clinical data from the ALTA trial will be webcast live along with slides and can be accessed by visiting the investor relations section of ARIAD’s website at http://investor.ariad.com.

Date:	Monday, June 6, 2016
Time:	7:00 a.m. to 8:00 a.m. (CT)
Location:	Hyatt McCormick Place

A replay of the investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived on the site for four weeks. To ensure a timely connection to the live webcast, participants should log onto the webcast at least 15 minutes prior to the scheduled start time.

About Brigatinib

Brigatinib is an investigational, targeted cancer medicine discovered internally at ARIAD Pharmaceuticals, Inc. It is in development for the treatment of patients with anaplastic lymphoma kinase positive (ALK+) non-small cell cancer (NSCLC) whose disease is resistant to crizotinib. Brigatinib is currently being evaluated in the global Phase 2 ALTA trial that is anticipated to form the basis for its initial regulatory review. ARIAD has also initiated the Phase 3 ALTA 1L trial to assess the efficacy of brigatinib in comparison to crizotinib. More information on brigatinib clinical trials, including the expanded access program (EAP) can be found here.

Brigatinib Oral Presentation

The oral presentation, “Brigatinib (BRG) in patients (pts) with crizotinib (CRZ)-refractory ALK+ non-small cell lung cancer (NSCLC): first report of efficacy and safety from a pivotal randomized phase (ph) 2 trial (ALTA),” (Abstract #9007) will be presented today, Monday, June 6 in the Arie Crown Theater at 11:57 a.m. CT.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is an orphan oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other orphan cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements made by Drs. Kim and Clackson, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ongoing strategic review, our ability to successfully commercialize and generate profits from sales of Iclusig and our product candidates, if approved; competition from alternative therapies; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our reliance on the performance of third-party manufacturers and specialty pharmacies for the supply and distribution of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACTS:	For Investors	For Media
	Manmeet S. Soni	Liza Heapes
	Manmeet.soni@ariad.com	Liza.heapes@ariad.com
	(617) 503-7298	(617) 621-2315

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